American Century Investments


Exhibit 77I

77I.

In a Supplement dated September 4, 2007, which relates to the Statement of Additional Information dated August 1, 2007:

As of September 4, 2007, the Advisor Classes of Diversified Bond, High-Yield and Prime Money Market were combined with the A Class of the same fund.